Exhibit 10.1

Amended and Restated Voting Rights Agreement

This AGREEMENT, amended and restated as of the 16th day of April, 2003, by and among John R. Blouin (“Blouin”), Wells-Gardner Electronics Corporation, an Illinois corporation (the “Company”), James Industries, Inc., an Illinois corporation (“JI”), and James J. Roberts, Jr. individually and as trustee of the James J. Roberts, Trust, UTA Dated 01-23-91 and the James J. Roberts, Trust, UTA Dated 12-14-94 (collectively “Roberts”) (each of Blouin, JI and Roberts, a “Shareholder”);

WHEREAS, Roberts and Blouin own beneficially all of the outstanding Capital Stock of JI and Roberts owns beneficially 672,698 of the issued and outstanding Common Shares of the Company (which Common Shares, together with any Common Shares of the Company hereafter acquired by Roberts or JI are hereinafter referred to as “Roberts’ Common Shares”);

WHEREAS, all of such Roberts’ Common Shares are pledged to various pledgees as collateral for loans;

WHEREAS, the Company and the Shareholders have heretofore entered into, and continue to be parties to, that certain Sales Representative Agreement, dated December 9, 1998, as amended from time to time (the “Representative Agreement”);

WHEREAS, the Company and the Shareholders have heretofore entered into that certain Voting Rights Agreement dated August 30, 1999; and

WHEREAS, the Company and the Shareholders deem it to be in their mutual best interest and in the best interests of all of the Company’s shareholders that the certain Voting Rights Agreement dated August 30, 1999 be amended and restated in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, the parties, intending to be legally bound, hereby amend and restate that certain Voting Rights Agreement dated August 30, 1999 in its entirety and hereby agree as follows:

1. Voting For Directors.

(a)Until Termination of the Representative Agreement (as hereinafter defined) the Shareholders shall vote (and, if applicable, shall direct all pledgees to vote) their Common Shares of the Company at every election of directors of the Company, for the election of such slate of nominees as the nominating committee of the Board of Directors (or if there is no nominating committee, then such other committee, or the Board of Directors, as the case may be, performing such function) shall designate.  Until Termination of the Representative Agreement neither Roberts nor Blouin shall be a nominee, stand for election or serve as a member of the Board of Directors.

(b)The obligations of the parties under this paragraph 1 shall terminate with respect to any Common Shares of the Company which they transfer in a bona fide sale or exchange for value.

(c)The obligations of each of the parties under this Agreement shall also be binding upon any of their transferees, except as otherwise provided herein.

2. Death.  Within ninety (90) days after the death of each Shareholder, the executor or administrator of any Shareholder’s estate and the successor trustee of any party shall notify the Company of the provisions of his will and the provisions of a trust, if any, governing the distribution of that Shareholder’s Common Shares.  Such executor or administrator and successor trustee and all beneficiaries and heirs, devises and legatees of such party, shall be bound by the provisions of paragraph 1 hereof.

3. Additional Definition.  “Termination of the Representative Agreement” shall be deemed to occur if such agreement terminates under paragraph 14 thereof, except that in the event of a termination of the Representative Agreement by the Company under paragraph 14(c) thereof, for purposes of this Agreement, Termination shall be deemed to occur at the end of any additional period for which the Representative Agreement had then been automatically renewed under paragraph 14(a) thereof.

4. Endorsement on Stock Certificates.  All certificates representing Common Shares shall be endorsed as follows:

“The voting of the shares represented hereby are subject to restrictions and agreements contained in an agreement dated as of August 30, 1999 by and among Wells-Gardner Electronics Corporation and certain of its shareholders, a copy of which is on file with the Secretary of Wells-Gardner Electronics Corporation.”

5. Termination and Amendment.  Anything to the contrary notwithstanding, this Agreement shall terminate and have no further effect on the earlier of (a) any act or event which provides for termination elsewhere in this Agreement or (b) the Termination of the Representative Agreement.  In addition, this Agreement shall terminate as to any Shareholder if such Shareholder or the executor or administrator of the estate of a deceased Shareholder sells for cash consideration all of the Common Shares owned by such Shareholder to an entity or a person that is not an affiliate or member of the immediate family of such Shareholder.  For purposes hereof “affiliate” shall mean any person or entity that directly controls or is controlled by or is under common control with any Shareholder and “immediate family” shall mean a spouse, child, parent, sibling, lined descendent or ancestor and includes any entity controlled by any of the foregoing.  This Agreement may be altered, amended or terminated (except as otherwise provided herein) at any time only pursuant to an agreement in writing, executed by or on behalf of the Company, JI and such of the other parties hereto (or their successors).

6. Entire Agreement.  This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior voting agreements, prior and/or contemporaneous communications and/or agreements between the parties, whether written or verbal, express or implied, direct or indirect, relating in any way to the subject matter hereof including, but not limited to the Voting Agreement dated April 26, 1994, the Voting Rights Agreement dated February 29, 1996, Voting Rights Agreement dated December 9, 1998 and the Voting Rights Agreement dated August 30, 1999.

7. Notices.  All notices, offers and acceptances hereunder shall be in writing and shall be deemed to be communicated (except as otherwise provided herein) when delivered in person or deposited in the U.S. mail, postage prepaid, by registered mail, addressed to the party concerned at the address appearing on the Company’s records or at such other or additional place as such party may designate by notice given in accordance with the provisions hereof to the other parties.

8. Benefit.  This Agreement shall be binding as provided herein upon the parties, their heirs, devisees, legatees, beneficiaries, legal representatives, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WELLS-GARDNER		JAMES INDUSTRIES, INC.
ELECTRONICS CORPORATION

By:	/s/ ANTHONY SPIER	By:	/s/ JAMES J ROBERTS JR.

/s/ JAMES J ROBERTS JR.
JAMES J. ROBERTS, JR.

/s/ JAMES J ROBERTS JR.
JAMES J. ROBERTS, JR., AS TRUSTEE OF THE JAMES J. ROBERTS TRUST UTA DATED 01-23-91

/s/ JAMES J ROBERTS JR.
JAMES J. ROBERTS, JR., AS TRUSTEE OF THE JAMES J. ROBERTS TRUST UTA DATED 12-14-94

/s/ JOHN R. BLOUIN
JOHN R. BLOUIN